1 | © Symbotic, Inc. All Rights Reserved | Proprietary and Confidential November 18, 2024 Comparison of Previously Reported & Restated Fiscal 2024 Interim Financial Results

2 | © Symbotic, Inc. All Rights Reserved | Proprietary and Confidential Disclaimer USE OF NON-GAAP FINANCIAL INFORMATION Symbotic reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release contains financial measures that are not recognized under U.S. GAAP (“non-GAAP financial measures”), including adjusted EBITDA, adjusted gross profit, adjusted gross profit margin, and free cash flow. These non-GAAP financial measures have limitations as an analytical tool as they do not have a standardized meaning prescribed by U.S. GAAP. The non-GAAP financial measures Symbotic uses may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies and, therefore, are unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP financial measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP financial measures should not be considered a substitute for, in isolation from, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP financial measures presented in this press release are reconciled to their closest reported U.S. GAAP financial measures. Symbotic recommends that investors review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures provided in the financial statement tables included below in this press release, and not rely on any single financial measure to evaluate its business. Symbotic defines adjusted EBITDA, a non-GAAP financial measure, as GAAP net income or loss excluding the following items: interest income; income taxes; depreciation and amortization; stock- based compensation; business combination transaction expenses; CEO transition charges; joint venture formation fees; restructuring charges; equity financing transaction costs; equity method investment; and other non-recurring items that may arise from time to time. Symbotic defines adjusted gross profit, a non-GAAP financial measure, as GAAP gross profit excluding the following items: depreciation; stock-based compensation; and restructuring charges. Symbotic defines adjusted gross profit margin, a non-GAAP financial measure, as adjusted gross profit divided by revenue. Symbotic defines free cash flow, a non-GAAP financial measure, as net cash provided by or used in operating activities less purchases of property and equipment and capitalization of internal use software development costs. In addition to Symbotic’s financial results determined in accordance with U.S. GAAP, Symbotic believes that adjusted EBITDA, adjusted gross profit, adjusted gross profit margin, and free cash flow, non-GAAP financial measures, are useful in evaluating the performance of Symbotic’s business because they highlight trends in its core business. . Supplemental Presentation This presentation supplements information presented in a press release issued by Symbotic Inc. on November 18, 2024, relating to Symbotic’s Fourth Quarter and Fiscal Year 2024 Results. As set forth in that press release, Symbotic has restated its financial statements for the quarters within fiscal year 2024. The press release describes the restatements in greater detail. This presentation details the changes between Symbotic’s previously reported fiscal 2024 quarterly amounts and the restated amounts.

3 | © Symbotic, Inc. All Rights Reserved | Proprietary and Confidential Comparison of Previously Reported & Restated Fiscal 2024 Interim Financial Results

4 | © Symbotic, Inc. All Rights Reserved | Proprietary and Confidential Reconciliation of Non-GAAP Financial Measures